EXHIBIT 21

SUBSIDIARIES OF
POTASH CORPORATION OF SASKATCHEWAN INC.

JURISDICTION OF INCORPORATION
NAME OF ENTITY	OR FORMATION

Potash Corporation of Saskatchewan Transport Limited	Saskatchewan
Canpotex Bulk Terminals Ltd.	Canada
PCS Sales (Canada) Inc.	Saskatchewan
Potash Corporation of Saskatchewan (Florida) Inc.	Florida
PCS Sales (Iowa), Inc.	Iowa
PCS Joint Venture, LP	Florida
PCS Sales (Indiana), Inc.	Indiana
609430 Saskatchewan Ltd.	Saskatchewan
Potash Holding Company, Inc.	Delaware
PCS Sales (USA), Inc.	Delaware
PCS Administration (USA), Inc.	Delaware
Phosphate Holding Company, Inc.	Delaware
White Springs Agricultural Chemicals, Inc.	Delaware
PCS Phosphate Company, Inc.	Delaware
Texasgulf Aircraft Inc.	Delaware
Tg Corporation	Delaware
PCS Industrial Products Inc.	Delaware
PCS Purified Phosphates	Virginia
PCS Nitrogen, Inc.	Delaware
PCS USA LLC	Delaware
PCS Nitrogen Payroll Corporation	Delaware
PCS Nitrogen Amm Term Corp II	Delaware
PCS Nitrogen Amm Term Corp I	Texas
Houston Ammonia Terminal, L.P.	Delaware
AA Sulfuric Corp.	Louisiana
PCS Nitrogen Trinidad Fertilizer Corporation	Delaware
PCS Nitrogen Holding Company	Delaware
PCS Nitrogen Limited	Trinidad
Augusta Service Company Inc.	Delaware
PCS L.P. Inc.	Delaware
PCS Nitrogen Fertilizer Operations, Inc.	Delaware
PCS Nitrogen Ohio, L.P.	Delaware
PCS Nitrogen Fertilizer, L.P.	Delaware
PCS Nitrogen LCD Corporation	Delaware
AC Industries	Delaware
PCS Nitrogen Trinidad Corporation	Delaware
PCS Nitrogen Cayman Limited	Cayman
PCS Nitrogen Trinidad Limited	Trinidad
PCS Cassidy Lake Company	Ontario
Chilkap Resources Ltd	Yukon
628550 Saskatchewan Ltd.	Saskatchewan
PCS (Barbados) Shipping Ltd.	Barbados
Minera Saskatchewan Limitada	Chile
Inversiones PCS Chile Limitada	Chile
PCS Yumbes S.C.M.	Chile
PCS Fosfatos do Brasil Ltda.	Brazil
PCS Chile I LLC	Delaware
PCS Chile II LLC	Delaware
El Roble Limitada	Chile
El Boldo Limitada	Chile
Sociedad Quimica y Minera de Chile S.A.	Chile
Israel Chemicals Ltd.	Israel
PCS Hungary Holding Limited	Hungary